UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ICO Global Communications (Holdings) Limited

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ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

2300 Carillon Point

Kirkland, Washington 98033

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 13, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (“Annual Meeting”) of ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED, a Delaware corporation (“Company” or “ICO”). The meeting will be held on MONDAY, DECEMBER 13, 2010 at 10:00 A.M. local time at The Woodmark Hotel, 1200 Carillon Point, Kirkland, WA 98033 for the following purposes:

1.	To elect 9 directors to serve until the Company’s next annual meeting or until their successors are elected.

2.	To ratify the selection by the Audit Committee of the independent registered public accounting firm of Deloitte & Touche LLP as independent auditor of the Company for its fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Company’s annual report for the year ended December 31, 2009 is also enclosed.

The record date for the Annual Meeting is October 22, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on December 13, 2010. You may access an electronic, searchable copy of the Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2009 at: http://bnymellon.mobular.net/bnymellon/icog.

By Order of the Board of Directors

/s/ Timothy M. Dozois

Timothy M. Dozois

Corporate Secretary

Kirkland, Washington

OCTOBER 29, 2010

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ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

2300 Carillon Point

Kirkland, Washington 98033

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 13, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors (“Board of Directors”) of ICO Global Communications (Holdings) Limited (“Company” or “ICO”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders (“Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about October 29, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on October 22, 2010 (“Record Date”) will be entitled to vote at the Annual Meeting. On this Record Date, there were 199,980,177 shares of Class A common stock outstanding and entitled to vote (one vote per share) and 53,660,000 shares of Class B common stock outstanding and entitled to vote (ten votes per share).

Stockholders of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with ICO’s transfer agent, BNY Mellon Shareowner Services (“BNY Mellon”), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of 9 directors; and

•

Ratification of the selection by the Audit Committee of the independent registered public accounting firm of Deloitte & Touche LLP as independent auditor of the Company for its fiscal year ending December 31, 2010.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-580-9477 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 PM Eastern Time on December 12, 2010, the day prior to the Annual Meeting, to be counted.

•

To vote on the Internet, go to http://www.eproxy.com/icog to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 PM Eastern Time on December 12, 2010, the day prior to the Annual Meeting, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from ICO. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. You may contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you will have one vote for each share of Class A common stock you own as of the Record Date and ten votes for each share of Class B common stock you own as of the Record Date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all 9 nominees for director and “For” the ratification of the selection by the Audit Committee of the independent registered public accounting firm of Deloitte & Touche LLP as independent auditor of the Company for its fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at 2300 Carillon Point, Kirkland, Washington 98033.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” with respect to the election of directors, and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. The election of directors is a non-discretionary item, so if you do not provide instructions to your broker, your broker will not be able to vote your shares for the election of directors. Discretionary items are proposals considered routine on which your broker may vote shares held in street name in the absence of your voting instructions. The proposal to ratify the appointment of our independent auditor is a discretionary item.

How many votes are needed to approve each proposal?

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For Proposal No. 1, Election of Directors, the 9 nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” will affect the outcome.

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To be approved, Proposal No. 2, Ratification of the Selection by the Audit Committee of the Board of Directors of the Independent Registered Public Accounting Firm of Deloitte & Touche LLP as Independent Auditor, must receive “For” votes from the holders of a majority of shares present in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding shares representing a majority of the combined voting power of the outstanding Class A common stock and Class B common stock are present at the meeting in person or represented by proxy. On the Record Date, there were 199,980,177 shares of Class A common stock outstanding and 53,660,000 shares of Class B common stock outstanding. Thus holders of shares representing 368,290,089 votes must be present in person or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K to be filed with the SEC on or before December 17, 2010.

HOUSEHOLDING OF PROXY MATERIALS

The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are ICO’s stockholders will be “householding” our proxy materials. A single annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be

“householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, please notify your broker. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Direct your written request to ICO, 2300 Carillon Point, Kirkland, Washington 98033, Attn: General Counsel. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors has identified 9 director nominees for election at the Annual Meeting of the Company’s stockholders. Each nominee that is elected at the Annual Meeting will hold office until the next Annual Meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Except for Messrs. Emerson, Fox, Salemme, Sloan and Wolff, who joined the Board of Directors since the last Annual Meeting, each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. Mr. Wasserman, who currently serves on the Board, will not stand for re-election at the Annual Meeting. The Company encourages nominees for directors and directors to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The 9 nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 9 nominees named below. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Nominees

Name	Age	Principal Occupation/ Position Held with the Company
Richard P. Emerson	48	Director
Richard P. Fox	63	Director
Nicolas Kauser	70	Director
Craig O. McCaw	61	Director
Barry L. Rowan	54	Director
R. Gerard Salemme	56	Director
Stuart M. Sloan	66	Director
H. Brian Thompson	71	Director
Benjamin G. Wolff	41	Chief Executive Officer; Chairman, Board of Directors

We have provided information below about our directors, including their names, years of service as a director, business experience and service on other boards of directors, including any other directorships held during the past five years. In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that the director should serve as a director of the Company.

Richard P. Emerson

Director since October 2010. Mr. Emerson has spent his entire career in investment banking and corporate finance. Most recently, from 2004 through 2008, he was Senior Managing Director of Evercore Partners, a leading independent investment banking advisory firm that provides advisory services to prominent multinational corporations and financial sponsors on significant mergers, acquisitions, divestitures, restructurings, financings, public offerings, private placements and other strategic transactions. From 2000 through 2003, Mr. Emerson served as Senior Vice President for Microsoft Corporation, reporting directly to the chief executive officer, with responsibility for all acquisitions, investments and strategic partnerships. Mr. Emerson joined Microsoft after establishing and running the west coast office of Lazard Freres, where, from 1996 through 2000, he advised telecom and technology clients on significant mergers, acquisitions and related financial transactions. Prior to opening Lazard Frere’s west coast office, Mr. Emerson held senior advising roles with The Blackstone Group and Morgan Stanley & Company. Mr. Emerson previously served on the board of directors of Clearwire Corporation from 2003 through 2008, where he also served on the Audit Committee.

With a career dedicated to corporate finance and mergers and acquisitions, Mr. Emerson is ideally suited to assist the Company with future financing and investment opportunities. In addition, in his role as a former member of the audit committee for Clearwire Corporation and a current member of the audit committee of the California Academy of Science, he provides oversight and review of financial policy and reporting of the type required of the Company’s Audit Committee. As such, the Board has appointed Mr. Emerson to serve as a member of its Audit Committee.

Richard P. Fox

Director since October 2010. For more than 28 years, Mr. Fox served in various roles with Ernst & Young, a major international accounting firm, including partner-in-charge of the audit department in Seattle from 1989 through 1995, and managing partner of E&Y’s Seattle office from 1995 to 1997. Thereafter, he served as Senior Vice President of PACCAR, Incorporated, with responsibility for the accounting, treasury, and information systems functions. In April 1998, he joined Wall Data, Incorporated as its chief financial officer and director, where he initiated a study of strategic alternatives that led to the sale of the company in early 2000. After emerging from that sale, Mr. Fox was tapped by CyberSafe Corporation to serve as its president and chief operating officer, a role that he held until launching an independent consulting practice in late 2001. Mr. Fox also serves on the boards of directors of Flow International Corporation, Univar, Inc. and Orbitz Worldwide, Inc.

With more than 40 years of experience reviewing, auditing and implementing financial systems and financing structures, Mr. Fox will be instrumental in assisting the Company with its financial planning and future investment opportunities. Moreover, his experience with financial reporting systems and accounting functions qualifies him as an “audit committee financial expert,” as defined in the applicable rules of the SEC and the Nasdaq Global Market (“Nasdaq”). As such, the Board has appointed Mr. Fox to serve as chair of the Audit Committee. The Board has also appointed Mr. Fox to serve as a member of the Compensation Committee.

Nicolas Kauser

Director since December 2008 and from May 2000 to May 2004. Mr. Kauser has spent over 40 years in the communications industry, including as President of Clearwire International LLC, and CTO of Clearwire, EVP and CTO for AT&T Wireless Services, Inc. (formerly McCaw Cellular Communications, Inc.), Sr. VP of Operations and VP of Engineering of Cantel, Inc., and spent 20 years in Venezuela where he first worked for the National Telephone Co. and subsequently co-founded two companies in the communications industry. Mr. Kauser is a Director of TriQuint Semiconductors, Inc. He earned his bachelor’s degree in electrical engineering from McGill University, Montreal, Quebec in 1963 and successfully completed graduate courses in Logic Design and Random Signal and Noise in Telecommunications Systems. In 1998, Mr. Kauser received the prestigious Gold Prize awarded by The Carnegie Melon Institute and American Management Systems for excellence in the application of information technology.

Mr. Kauser has been involved in the technology industry for many years and has particular experience with communications companies. In addition to his industry experience, Mr. Kauser’s experience as a senior officer at Clearwire and AT&T Wireless Services, Inc. provides him with the management experience to assist in the oversight of our operations and strategic objectives. He has served on the board of directors of a number of companies, including RadioFrame Networks and TriQuint Semiconductors, Inc. Mr. Kauser was a director with ICO from 2000 to 2004 and is familiar with our operations and history.

Craig O. McCaw

Director since May 2000 and Chairman of the Board of Directors from 2000 until 2009. Mr. McCaw served as a Director and Chairman of ICO North America, Inc. from September 2005 through December 16, 2008. Since 1993, Mr. McCaw has been Chairman, Chief Executive Officer, and a member of the Eagle River group of investment companies which focus on strategic investments in the telecommunications industry. Mr. McCaw founded Clearwire in October 2003 and currently serves as its Chairman of the Board. Mr. McCaw was a director of Nextel Communications, Inc., from July 1995 until December 2003, and a director of XO Communications, Inc. (formerly known as NEXTLINK Communications, Inc.) (“XO”), from January 1997 until January 2002. From September 1994 to July 1997, he was also XO’s Chief Executive Officer. From 1974 to September 1994, Mr. McCaw served as Chairman and CEO of McCaw Cellular Communications, Inc., which he built into the nation’s leading provider of cellular services in more than 100 U.S. cities, until the company was sold to AT&T Corp. in August 1994.

Mr. McCaw brings to our Board of Directors extensive understanding and knowledge of our business in particular and the wireless and satellite industries in general, as well as demonstrated leadership skills and operating experience, including those acquired during more than 30 years of serving as a senior executive and director of Clearwire, XO, Nextel and McCaw Cellular Communications. As a director of other public and private companies in the telecommunications industry, Mr. McCaw also brings to the Company broad-based business experience and financial acumen.

Barry L. Rowan

Director since June 2006. Barry Rowan has over 25 years of financial and operational experience building technology and communications companies. Mr. Rowan has been the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Vonage Holdings Corp. since March 2010. From August 2005 until June 2006, he was Executive Vice President, Chief Financial Officer of Nextel Partners and its subsidiaries. Mr. Rowan joined Nextel Partners in August 2003 as Vice President and Chief Financial Officer, and from August 2003 to August 2004 he also served as the company’s Treasurer. From January 2002 to August 2003, he was a principal at Rowan & Company, LLC, a consulting and private investment firm, and from 1999 to 2001, Mr. Rowan was the Chief Financial Officer at Velocom, Inc., an international communications company, during which time he served as Chief Executive Officer of Vesper, the company’s Brazilian subsidiary, for six months. From 1992 until 1999, Mr. Rowan held a number of executive management positions at Fluke Corporation, including Chief Financial Officer, and Senior Vice President and Division General Manager. Mr. Rowan earned his M.B.A. from the Harvard Business School, and his B.S., summa cum laude, in Business Administration and Chemical Biology from The College of Idaho.

As a senior finance executive for several public and private companies, Mr. Rowan possesses significant finance experience that qualifies him to serve as a director of our Company and a member of our Audit Committee. In addition to being a financial expert, Mr. Rowan is familiar with the technology industry, having served as a senior executive at Vonage Holdings Corp, and Nextel Partners. This experience as a senior executive also gives Mr. Rowan the management background necessary for the oversight of our financial and operational performance.

R. Gerard Salemme

Director since June 2010 and from May 2002 to December 2008. Mr. Salemme has over 27 years of experience in the telecommunications industry. From November 2004 until early October 2010, he served as Executive Vice President-Strategy, Policy and External Affairs of Clearwire Corporation, a broadband wireless service provider deploying operations throughout the United States and in other countries throughout the world. He is also a Principal of Eagle River Holdings, LLC, an affiliate of Eagle River Investments, LLC. From May 1997 to June 2003, Mr. Salemme was Senior Vice President, External Affairs of XO, and, before joining XO, he was AT&T Corporation’s Vice President of Government Affairs, directing AT&T’s federal regulatory public policy organization, and overseeing AT&T’s participation in the FCC’s narrowband and broadband PCS auctions. Prior to joining AT&T, Mr. Salemme was Senior Vice President, External Affairs for McCaw Cellular Communications Inc. He also held the position of Senior Telecommunications Policy Analyst for the U.S. House of Representatives Subcommittee on Telecommunications and Finance. He also served as Chief of Staff to Congressman Ed Markey of Massachusetts. Mr. Salemme earned a B.A. in Political Science and Economics, and an M.A. in Economics, from Boston College.

Mr. Salemme brings to our Board of Directors significant experience with regulatory matters, particularly in the telecommunications industry, including experience as a senior executive officer with Clearwire, XO and AT&T, which provides him with the management experience to assist in the oversight of our operations and strategic objectives. He has served on the boards of directors of a number of companies, in addition to having served on our Board of Directors from 2002 to 2008 and is familiar with our operations and history.

Stuart M. Sloan

Director since October 2010. Since 1994, Mr. Sloan has been a principal of Sloan Capital Partners, a private investment company that serves as general partner in the redevelopment of University Village, a nationally recognized regional center for upscale shopping in Seattle, Washington. From 1986 through 1999, Mr. Sloan was an owner and executive officer of Quality Food Centers, Inc. (“QFC”), which was acquired by Fred Meyer in 1997. Prior to QFC, from 1967 until 1984, Mr. Sloan owned in part and operated Schuck’s Auto Supply, Inc., which was sold to Pay ‘n Save Corp in 1984. Mr. Sloan currently serves as a director of Anixter International, Inc. and J. Crew Group, Inc. He also serves on the board of the Ohio State University Medical Center and is active, both personally and through his private foundation, in numerous civic, cultural, educational and other philanthropic activities.

Mr. Sloan’s extensive management experience, along with his service on numerous boards of directors, provides him with the experience to assist in the oversight of our operations and strategic objectives. His direct involvement, over the span of decades, with management of franchise operations, personnel management and employee incentives makes him particularly well-suited to assist with compensation issues and other human resource matters. As such, the Board has appointed Mr. Sloan to serve as a member of the Compensation Committee.

H. Brian Thompson

Director since May 2007. Mr. Thompson is Executive Chairman of Global Telecom & Technology, a global telecommunications network integrator that provides its clients with a broad portfolio of wide-area network and wireless mobility services from its headquarters in Northern Virginia and offices in London, Dusseldorf and Denver. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Axcelis Technologies, Inc., Penske Automotive Group, and Sonus Networks, Inc. He serves as a member of the Irish Prime Minister’s Ireland-America Economic Advisory Board, and from January-March 1999, he served as Non-Executive Chairman of Telecom Eireann, Ireland’s incumbent telephone company. Mr. Thompson received his M.B.A. from Harvard’s Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts.

Mr. Thompson brings to our Board of Directors significant experience in the telecommunications industry, including experience as an executive chairman at Global Telecom & Technology and chairman at Comsat International. His executive officer experience at LCI International and MCI Communications Corporation provides him with the management experience to assist in the oversight of our operations and strategic objectives. He has served on the board of directors of a number of companies, including Axcelis Technologies, Inc. and Sonus Networks, Inc.

Benjamin G. Wolff

Chairman and Chief Executive Officer of ICO Global Communications since December 2009 and previously served as a director of the company from 2005 to 2008. Mr. Wolff was a Co-Founder of Clearwire Corporation (“Clearwire”), where he served in a variety of capacities including as a member of the Board of Directors, as Executive Vice President, company President, Co-CEO, CEO and finally Co-Chairman, a position he held until March 2009. Mr. Wolff also serves as the President of the Eagle River group of investment companies, a position he has served in since April 2004, and he serves on the board of directors of some of Eagle River’s privately held portfolio companies.

From January 1994 until April 2004, Mr. Wolff was a lawyer with Davis Wright Tremaine LLP (“DWT”), where he became a partner in 1998. Mr. Wolff’s practice focused on mergers and acquisitions, corporate finance and strategic alliance transactions. While with DWT, he co-chaired the firm’s Business Transactions Department and served on the firm’s Executive Committee. In 2003, Mr. Wolff was identified as one of the top 45 lawyers in the country under the age of 45 by the American Lawyer magazine.

Mr. Wolff brings to our Board of Directors extensive senior management, finance and industry experience, in addition to having served on our Board of Directors from 2005 to 2008 and since December 2009. In particular, having served both as our Chairman and Chief Executive Officer and previously as Co-Chairman and Chief Executive Officer of Clearwire Corporation, Mr. Wolff possesses the operational, financial, strategic and governance experience needed to make significant contributions to our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Selection and Composition of the Board of Directors and Standing Committees

Controlled Company

Under the Nasdaq Marketplace Rules, a “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. ICO is a controlled company because 65.8% of its voting power is held by Eagle River Satellite Holdings, LLC (“ERSH”), Eagle River Partners, LLC (“ERP”) and Eagle River, Inc (“ERI”). Eagle River Investments, LLC is the controlling member of ERSH. Craig O. McCaw, one of our directors, is the sole shareholder of ERI, the sole manager and beneficial member of Eagle River Investments, LLC and the voting member of ERP. Benjamin G. Wolff, our Chairman and Chief Executive Officer, is the President of ERSH, ERI and Eagle River Investments, LLC. Gerry Salemme, one of our directors, is the Vice President of ERI. As a controlled company, ICO is exempt from: (i) Nasdaq’s requirement that a majority of the Board of Directors consist of independent directors, (ii) Nasdaq’s requirement that the compensation of officers be determined, or recommended to the Board of Directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and (iii) Nasdaq’s requirement that director nominees be selected, or recommended for the Board of Directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

Independence

Notwithstanding the Company’s controlled company exemption, Messrs. Emerson, Fox, Rowan, Sloan and Thompson are independent directors within the meaning of the applicable Nasdaq listing standards. As such, a majority of the Company’s directors are currently independent, as are all members of the Company’s Audit Committee and Compensation Committee.

Nomination Process

Consistent with its status as a controlled company, the Board of Directors has not established a nominating committee comprised solely of independent directors and has not adopted a nominating committee charter or a policy for the nomination of directors; nor does the Company have a formal policy on diversity for its Board of Directors. Instead, the Board of Directors, as a nominating group, consults with the Company’s counsel to ensure that its nominations are consistent with relevant securities and other laws and regulations, including those set forth in pertinent Nasdaq listing standards. In addition to nominations by the Board of Directors, shareholders may nominate directors or recommend nominees to the Board of Directors in a manner provided by Delaware law and by the Bylaws of the Company. During the year ended December 31, 2009, there were no changes to the procedures by which stockholders may nominate directors or recommend nominees to our Board of Directors.

Meetings of the Board of Directors

The Board of Directors met eleven times during 2009. All directors except David Wasserman attended at least 75% of the meetings of the Board of Directors held during the period for which they were directors.

Information Regarding Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Strategy Committee. All committee members attended at least 75% of the committee meetings held during the period for which they were committee members. The following table provides membership information for 2009 for each of the Board committees:

Name	Audit		Compensation		Strategy
Mr. J. Timothy Bryan **
Mr. Samuel L. Ginn	X				X
Mr. Nicolas Kauser
Mr. Craig O. McCaw					X	†
Mr. Barry L. Rowan	X	†	X
Mr. H. Brian Thompson	X		X	†
Mr. David Wasserman
Mr. Benjamin G. Wolff *
Total Meetings in 2009	4		7		0

*	Mr. Wolff became a Director and Chairman of the Board of Directors effective December 7, 2009.
**	Mr. Bryan resigned as a Director and the Company’s Chief Executive Officer effective February 5, 2009.
†	Committee Chair during fiscal year 2009.

The following table provides membership information for each of the Board committees as of the Record Date:

Name	Audit		Compensation		Strategy
Mr. Richard P. Emerson	X
Mr. Richard P. Fox	X	†	X
Mr. Nicolas Kauser
Mr. Craig O. McCaw					X
Mr. Barry L. Rowan	X		X
Mr. R. Gerard Salemme
Mr. Stuart M. Sloan			X
Mr. H. Brian Thompson	X		X	†
Mr. Benjamin G. Wolff

†	Committee Chair.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 10A(m) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Nasdaq Marketplace Rule 4350(d) to assist the Board of Directors in overseeing the Company’s accounting and financial reporting processes and system of internal controls; evaluating the qualifications and independence of the Company’s independent auditor; and overseeing the Company’s independent auditor. The Audit Committee: (i) evaluates the performance of and assesses the qualifications and independence of the independent auditor; (ii) determines and approves the engagement of the independent auditor; (iii) determines whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor; (iv) reviews and approves the retention of the independent auditor to perform any proposed permissible non-audit services; (v) reviews and evaluates the qualifications, performance and independence of the lead audit partner of the independent auditor and assures the regular rotation of the lead audit partner, reviewing partner and other audit engagement team partners of the independent auditor as required by law; (vi) reviews and approves or rejects transactions between the Company and any related persons; (vii) confers with management and the independent auditor regarding the effectiveness of internal controls over financial reporting; (viii) establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; (ix) meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discusses, as appropriate, any major issues as to the adequacy of the Company’s internal controls and the adequacy of disclosures about changes in internal control over financial reporting; (x) annually reviews the terms of the directors and executive officers insurance coverage and approves the terms prior to the renewal of the policy; (xi) reviews and assesses the adequacy of the Company’s investment policy and recommends any proposed changes to the Board of Directors; (xii) ensures the Company maintains an internal audit capability, at least annually evaluates the performance of the Company’s internal audit capability, and discusses with the independent auditor and management the internal audit capabilities responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit; and (xiii) has such other authority, duties and responsibilities as the Board of Directors delegates to the Audit Committee. The Audit Committee was composed of three directors during 2009: Messrs. Rowan (chair), Ginn and Thompson. As of the Record Date, the Audit Committee is composed of four directors: Messrs. Fox (chair), Emerson, Rowan and Thompson. The Board of Directors has adopted a written charter for the Audit Committee that is available to stockholders on the Company’s website at www.ico.com.

Audit Committee Independence

The Board of Directors has determined that Messrs. Emerson, Fox, Rowan and Thompson are independent (as independence is currently defined in Nasdaq Marketplace Rule 4350(d)(2)(A)(i) and (ii)). The Board of Directors has also determined that Mr. Rowan qualifies as “audit committee financial expert,” as defined in the applicable rules of the SEC and Nasdaq. The Board of Directors made a qualitative assessment of Mr. Rowan’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In appointing Mr. Fox as the new chair of the Audit Committee, the Board of Directors also recognized that Mr. Fox qualifies as an audit committee financial expert, based on a qualitative assessment of Mr. Fox’s level of knowledge and experience, including his formal education, his service as chief financial officer of a public reporting company, and his role as a managing partner for the Seattle office of a major international accounting firm.

Compensation Committee

The Compensation Committee of the Board of Directors was established by the Board of Directors to: (i) act on behalf of the Board of Directors in fulfilling the Board of Director’s responsibilities to oversee the Company’s compensation policies, plans and programs; (ii) review and determine the compensation to be paid to the Company’s executive officers and directors; (iii) review the Compensation Discussion and Analysis (“CD&A”) with management and make a recommendation as to whether the CD&A should be included in the Company’s annual report and/or proxy statement; (iv) prepare and review the Compensation Committee report included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time; and (v) perform such other functions as may be deemed necessary or convenient in the efficient and lawful discharge of the foregoing. The Compensation Committee was composed of two directors during 2009: Messrs. Thompson (chair) and Rowan. As of the Record Date, the Compensation Committee is composed of four directors: Messrs. Thompson (chair), Fox, Rowan and Sloan, each of whom is an independent director. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.ico.com.

Corporate Governance

Board of Directors Leadership Structure

Mr. Wolff is the Chairman of the Board of Directors. The Board of Directors believes that having Mr. Wolff serve as Chairman as well as Chief Executive Officer at this time provides an effective and appropriate leadership structure for the Company by promoting unified leadership and direction for the Board of Directors and management. Moreover, in the view of the Board of Directors, this arrangement provides alignment and accountability in the development and execution of the Company’s strategic initiatives and business. Mr. Wolff is highly familiar with the Company’s business and industry from his previous service as a Director of the Company and as Co-Chairman and CEO of Clearwire, and from his more than fifteen years of industry experience while at Eagle River and Davis Wright Tremaine. The Board of Directors believes he can best set the strategic direction for the Company and lead management to execute on that strategic direction by acting in his combined role.

Compensation Committee Processes and Procedures

In accordance with its charter, the Compensation Committee meets at least one time annually and with greater frequency if necessary. In 2009, it met seven times. The chair of the Compensation Committee, the Chairman of the Board of Directors or the Chief Executive Officer may call meetings. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee members full access to all books, records, facilities and personnel of the Company, as well as the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during 2009, an officer or employee of ICO, and none of the Company’s executive officers serves, or during 2009 served, as a member of a compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee. No member of the Compensation Committee is a former officer of the Company; nor does any executive officer of the Company serve as a director of any entity that is in any manner affiliated with a member of the Compensation Committee.

Stockholder Communications with the Board of Directors

The only method for direct communications from stockholders to Board of Directors is through the Investor Relations page on the Company’s website. Notwithstanding the absence of any other direct communication link, the Company believes it has provided for the views of its stockholders to be heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders may submit questions to the Board of Directors by going to the Investor Relations section of the Company’s website at www.ico.com.

Code of Conduct and Ethics

The Company has adopted the ICO Global Communications (Holdings) Limited Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on the Company’s website at www.ico.com. If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Risk Oversight Policies and Risk Analysis

The Board of Directors has an active role, as a whole and also at the committee level, in formulating risk management policies and risk oversight policies, and in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee oversees management of risks related to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and enterprise risks. The chairmen of these committees regularly inform the entire Board of Directors of the conclusions and results of such risk management functions. Our management team is charged with implementing risk management policies that are established by our Board of Directors, and with managing our risk profile on a daily basis.

PROPOSAL 2

RATIFICATION OF THE SELECTION BY THE AUDIT COMMITTEE OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF DELOITTE & TOUCHE LLP

The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010, and has further directed that management submit the selection of the independent auditor for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements for the years ending December 31, 2003 through December 31, 2009. Representatives of Deloitte & Touche LLP will be available telephonically at the Annual Meeting to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor. However, the Audit Committee of the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees (1)	$835,750	$967,159
Audit-related Fees (2)	—	7,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$835,750	$974,659

(1)	Audit Fees consist of fees and expenses for professional services rendered by Deloitte & Touche LLP in connection with: (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K, and review of the financial statements included in the Quarterly Reports on Form 10-Q; (ii) the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (iii) services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related Fees consist of fees for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Pre-Approval Policies and Procedures

The Audit Committee charter permits the Audit Committee to delegate pre-approval authority to subcommittees consisting of one or more individuals, as well as to pre-approve defined categories of services. However, the Audit Committee has not done so, but has instead pre-approved all audit and non-audit services rendered by Deloitte & Touche LLP as part of the scope of the independent auditor engagement or on a case-by-case basis prior to engagement for service. All of the services provided by Deloitte & Touche LLP in 2009, as described under Audit Fees above, were pre-approved by the Audit Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management of the Company. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, at its meeting on October 5, 2010, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2009. The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE as of October 5, 2010

Mr. Barry L. Rowan, Chairman
Mr. Samuel L. Ginn
Mr. H. Brian Thompson

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF THE SELECTION BY THE AUDIT COMMITTEE OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM OF DELOITTE & TOUCHE LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of the Record Date by: (i) each director and nominee for director; (ii) each of the named executive officers named in the Summary Compensation Table; (iii) all named executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Class A common stock and Class B common stock.

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Five percent stockholders
Eagle River Satellite Holdings, LLC	43,780,036	(2)(3)(4)(5)	21.6%	44,360,000	82.7%
Eagle River, Inc.
Eagle River Partners, LLC
2300 Carillon Point,
Kirkland, Washington 98033
James D. Dondero, Highland Capital Management, L.P., and affiliates	49,989,136	(6)	25.0%	—	—
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
CDR-Satco LLC	13,928,649	(7)	7.0%	—	—
c/o Clayton, Dubilier & Rice Fund VI Limited Partnership 1403 Foulk Road, Suite 106 Wilmington, Delaware 19803
Mente, LLC	1,912,080	(5)(8)(9)	*	9,300,000	17.3%
2365 Carillon Point,
Kirkland, Washington 98033

Executive officers:
Benjamin G. Wolff±	45,877,536	(2)(3)(4)(5)(10)	22.6%	44,360,000	82.7%
John L. Flynn	476,010	(10)	*	—	—
Timothy P. Leybold	0		*	—	—
David Bagley	454,510	(10)	*	—	—
Robert S. Day, Jr.	730,833	(10)	*	—	—
David Zufall	530,640	(10)	*	—	—

Directors:
Craig O. McCaw	44,005,036	(2)(3)(4)(5)(10)	21.7%	44,360,000	82.7%
Samuel L. Ginn	600,639	(10)	*	—	—
Nicolas Kauser	57,500	(10)	*	—	—
Barry L. Rowan	293,750	(10)	*	—	—
H. Brian Thompson	195,000	(10)	*	—	—
David Wasserman	0	(11)	*	—	—
R. Gerard Salemme	20,891,499	(10)(12)	10.3%	—	—
Richard P. Fox	0		*	—	—
Richard P. Emerson	0		*	—	—
Stuart M. Sloan	0		*	—	—
All directors and executive officers as a group (11 persons)	114,112,953		55.6%	44,360,000	82.7%

±	Mr. Wolff also serves as a director.
*	Less than one percent of the outstanding Class A common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that a person have or share voting or investment power with respect to the securities in question. Shares of common stock issuable upon the conversion of shares or the exercise of options and warrants that are exercisable or convertible within 60 days of the date of this table are deemed to be beneficially owned by the holder of such securities but are not outstanding for the purpose of computing the percentage ownership of any other stockholder. As of the Record Date, the Company had 199,980,177 shares of Class A common stock and 53,660,000 shares of Class B common stock issued and outstanding.
(2)	Includes the 20,696,037 shares of Class A common stock beneficially owned by Eagle River Satellite Holdings, LLC, 2,151,348 shares of Class A common stock held by Eagle River, Inc., and 17,932,651 shares of Class A common stock held by Eagle River Partners, LLC. Mr. McCaw is the sole manager and beneficial member of Eagle River Investments, LLC, which is the controlling member of Eagle River Satellite Holdings, LLC, the controlling shareholder of Eagle River, Inc. and the manager and voting member of Eagle River Partners, LLC. Mr. Wolff is the President of Eagle River Investments, LLC, Eagle River, Inc. and Eagle River Partners, LLC.
(3)	Excludes Class A common stock into which the Class B common stock held by Eagle River Satellite Holdings is convertible on a share-for-share basis, at the discretion of Eagle River Satellite Holdings, LLC.
(4)	Includes 3,000,000 shares of Class A common stock that Eagle River Investments, LLC may acquire, at an exercise price of $0.01 per share, upon exercise of a warrant that expires on December 12, 2012.
(5)	Holders of Class B common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders, as opposed to one vote per share of Class A common stock. For Eagle River Satellite Holdings, LLC and Mente, LLC, the common stock beneficially owned represents approximately 65.8% and 12.9%, respectively, of the combined voting power of both classes of our common stock.
(6)	Based on information provided by Highland Capital Management, L.P. (“Highland Capital”) in Schedule 13D/A filed with the Securities and Exchange Commission on September 1, 2010 and Form 4 filed on September 1, 2010, September 9, 2010 and October 1, 2010. Includes shares of Class A common stock beneficially owned and/or held by or for the account of James D. Dondero, (including through family trusts); Highland Capital and Strand Advisors, Inc. Highland Capital serves as an investment adviser to, and manages investment and trading accounts of, other persons and may be deemed, through investment advisory contracts or otherwise, to beneficially own securities owned by other persons. Strand Advisors, is the general partner of Highland Capital and may be deemed to beneficially own securities owned by Highland Capital. Mr. Dondero is the President and a director of Strand Advisors and may be deemed to beneficially own securities owned by Strand Advisors. Mr. Dondero, Highland Capital and Strand Advisors disclaim beneficial ownership of the securities covered on the Schedule 13D/A filed on September 1, 2010, except to the extent of any pecuniary interest therein.
(7)

CDR-Satco LLC shares voting and dispositive power over the Company’s shares owned by CDR-Satco LLC with Clayton, Dubilier & Rice Fund VI Limited Partnership (“Fund VI”), CD&R Associates VI Limited Partnership (“Associates VI LP”), and CD&R Investment Associates VI, Inc. (“Associates VI, Inc.”). Fund VI is the sole member of CDR-Satco LLC. Associates VI LP is the general partner of Fund VI. Associates VI, Inc. is the general partner of Associates VI LP. As a result, each of Fund VI, Associates VI LP and Associates VI, Inc. may be deemed to be the beneficial owner of the shares owned by CDR-Satco LLC. Each of Associates VI LP and Associates VI, Inc. disclaims beneficial ownership of those shares. Associates VI, Inc. is managed by a board of directors comprised of over fifteen individuals, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. As a result, no person controls the voting and disposition of Associates VI, Inc. with respect to the shares shown as beneficially owned by CDR-Satco LLC. Does not include 225,000 options to purchase shares of Class A common stock exercisable within 60 days issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation to Mr. Wasserman. Each of CDR-Satco LLC, Fund VI, Associates VI LP and Associates VI, Inc. disclaims beneficial ownership of those options.

(8)	William H. Gates III is the sole member of Mente, LLC. The business address for Mr. Gates is Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052.
(9)	Excludes Class A common stock into which the Class B common stock held by Mente, LLC is convertible on a share-for-share basis at the discretion of Mente, LLC.
(10)	Includes beneficial ownership of Class A common stock that may be acquired pursuant to the following options held by Mr. McCaw of 225,000, Mr. Rowan of 293,750, Mr. Thompson of 195,000, Mr. Ginn of 312,500, Mr. Wolff of 97,500, Mr. Bagley of 417,500, Mr. Day of 660,257, Mr. Zufall of 463,750, Mr. Kauser of 57,500 and Mr. Salemme of 707,500.
(11)	Does not include 13,928,649 shares of Class A common stock held by CDR-Satco LLC or 225,000 options to purchase shares of Class A common stock exercisable within 60 days issued to Clayton, Dubilier & Rice, LLC as assignee of compensation to Mr. Wasserman. Mr. Wasserman disclaims beneficial ownership of the shares held by CDR-Satco LLC and the options to purchase shares held by Clayton, Dubilier & Rice, LLC.
(12)	Includes 2,151,348 shares of Class A common stock held by Eagle River, Inc., and 17,932,651 shares of Class A common stock held by Eagle River Partners, LLC. Mr. Salemme is the Vice President of Eagle River, Inc. and Eagle River Partners, LLC, and as such, has a pecuniary interest in Eagle River, Inc. and Eagle River Partners LLC. Mr. Salemme shares the power to vote or to direct the vote, or to dispose or direct the disposition of the securities beneficially owned by Eagle River, Inc. and Eagle River Partners, LLC.

EQUITY COMPENSATION PLAN INFORMATION

Set forth below is information concerning our equity compensation plans, for which the Company’s common stock has been authorized for issuance, as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders:
2000 Stock Incentive Plan as Amended and Restated effective June 15, 2007 (“Plan”)
Class A common stock options	12,406,448	$4.15
Class B common stock options	1,571,000	$4.42

	13,977,448	$4.18	4,770,249
ICO-Teledesic Global Limited 2000 Stock Incentive Plan (“ITGL Plan”) (2)	222,573	$10.91	—
Equity compensation plans not approved by security holders (3)	270,000	$3.60	—

Total	14,470,021	$4.27	4,770,249

(1)	The securities that remain available for future issuance under the Plan may be issued as either Class A common stock or Class B common stock.
(2)	Under the terms of the merger with ICO Global Limited on November 28, 2001, the ITGL Plan and all the outstanding options under the plan were assumed by the Company. All the options outstanding under the ITGL Plan are exercisable for the Company’s Class A common stock. Effective December 31, 2005, the Company will not issue any further awards under the ITGL Plan.
(3)	Options granted under other equity compensation plans not approved by security holders are limited solely to options granted to Clayton, Dubilier & Rice, Inc. to acquire Class A common stock as assignee of compensation to David Wasserman These options vest 25% after each full year of board service, fully vesting after four years of service. The grant date for each option is the date that is 10 years prior to the expiration date. Mr. Wasserman disclaims beneficial ownership of the options to purchase shares held by Clayton, Dubilier & Rice, Inc., which consist of the following:

Name	Number of securities underlying option	Exercise price	Expiration date
Clayton, Dubilier & Rice, Inc.	150,000	$4.25	November 14, 2015
Clayton, Dubilier & Rice, Inc.	30,000	$5.85	October 1, 2016
Clayton, Dubilier & Rice, Inc.	30,000	$3.50	October 1, 2017
Clayton, Dubilier & Rice, Inc.	30,000	$1.01	October 1, 2018
Clayton, Dubilier & Rice, Inc.	30,000	$0.79	October 1, 2019
Clayton, Dubilier & Rice, Inc.	30,000	$1.63	October 1, 2020

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers, including their ages as of the Record Date.

Name	Age	Position Held with the Company
Benjamin G. Wolff	41	Chairman, Chief Executive Officer and President
Timothy M. Dozois	48	Acting General Counsel and Acting Corporate Secretary
Timothy P. Leybold	53	Interim Senior Vice President — Finance, Chief Financial Officer
David Bagley	52	Senior Vice President — Corporate Strategy
Robert S. Day, Jr.	51	Senior Vice President — Space Systems
David Zufall	49	Senior Vice President — Network Systems

Benjamin G. Wolff

President and Chief Executive Officer. Mr. Wolff’s credentials and experience are described above in “Information Regarding the Board of Directors and Corporate Governance.”

Timothy M. Dozois

Acting General Counsel and Acting Corporate Secretary. Mr. Dozois joined the company in May, 2010. He has 21 years of experience supporting organizations with securities law compliance, mergers, acquisitions, divestitures, and technology licensing matters. Most recently, Mr. Dozois has been a partner with Zupancic Rathbone Law Group, Inc., a firm that specializes in structured financing with a particular emphasis on the acquisition, financing and management of troubled real property assets. For 15 years, Mr. Dozois served as an equity partner of Davis Wright Tremaine LLP, a Seattle-based law firm of approximately 500 lawyers.

Mr. Dozois is a member of the American Bar Association, the Oregon State Bar Association — Securities Section, and the American Health Lawyers Association. He received his B.S. in Financial Management from Oregon State University and his J.D from the University of Oregon School of Law, where he was Order of the Coif.

Timothy P. Leybold

Interim Senior Vice President, Chief Financial Officer. Mr. Leybold has been with the Company since January 2010 and was appointed interim Senior Vice President, Chief Financial Officer in February 2010. He has more than 30 years of experience in financial leadership roles with public and private companies. From 2007 to

2008, he was Executive Vice President and Chief Financial Officer of Coast Crane Company, a leading equipment distribution and rental company. From 2004 to 2007, he served as Executive Vice President and Chief Financial Officer for Port Townsend Paper Corp., a $350 million market leader in the corrugated paper industry. He has also held senior finance roles with The Port Blakely Company and RLC Industries, Inc. He was previously a CPA with a leading international public accounting firm. Mr. Leybold holds an M.B.A. from the University of Oregon and an undergraduate degree in business administration from the University of Portland.

Mr. Leybold was the Chief Financial Officer of Port Townsend Paper Corp. which, in January 2007, filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Washington. Port Townsend Paper Corp. exited Bankruptcy in August 2007, under new management.

David Bagley

Senior Vice President, Corporate Development. Mr. Bagley has been Senior Vice President, Corporate Development since July 2002. Mr. Bagley has over 20 years of experience in the telecommunications industry. Mr. Bagley also serves as DBSD’s Senior Vice President, Corporate Development. From June 2000 to June 2001, he was Vice President of Business Development for IPWireless, where he was in charge of spectrum acquisition, strategic partnering and regulatory affairs. Mr. Bagley spent four years at AirTouch and Vodafone, which acquired AirTouch in 1999. He held various Corporate Development positions working on transactions throughout the world. His most recent position was head of Corporate Development for the Americas for Vodafone. Prior to AirTouch, Mr. Bagley spent eight years at SBC Communications in finance and Corporate Development positions. Mr. Bagley holds a Bachelor’s degree in Accounting and Economics from Pacific University and a Master’s degree in International Management from Thunderbird Graduate School of International Management.

Robert S. Day, Jr.

Senior Vice President, Space Systems. Mr. Day has been Senior Vice President, Space Systems since July 2002. Mr. Day has been with the Company for over nine years and has over 28 years of telecommunications industry experience. Mr. Day serves as Senior Vice President, Space Systems for both the Company and DBSD and is responsible for the design, procurement, deployment, and operation of the DBSD North America space segment. The space segment includes the DBSD satellite, launch vehicle, gateway, satellite control center, and satellite operations. His areas of expertise include satellite design, integration, test, launch, operations, and system engineering. Prior to joining the Company, he was the Vice President of Space Technology for Teledesic LLC. Mr. Day also spent 19 years at Hughes Space and Communications where he provided system engineering leadership or served as program manager for several major geosynchronous satellite programs. He led the integration, test, and launch team for the first HS601 satellite, and served as the Deputy Business Unit Leader for Spacecraft Design and Production at Hughes. Mr. Day holds a Bachelor’s degree in General Engineering from the University of Illinois, a Master’s degree in Mechanical Engineering from UCLA, and a certificate in Astronautical Engineering from UCLA.

David Zufall

Senior Vice President, Network Systems. Mr. Zufall has been Senior Vice President, Network Systems since January 2006. During the 12 years prior to joining the Company, Mr. Zufall served in a number of technical and operational capacities at Nextel Communications, Inc., including Vice President, Infrastructure Technology Development and Vice President, Network Architecture/Chief Architect. Nextel operated a nationwide digital cellular network in the United States. Mr. Zufall had responsibility for working with partners in Nextel’s strategy and marketing divisions to establish Nextel’s long-term network and technology roadmap. Mr. Zufall holds a Bachelor of Sciences degree in Electrical Engineering and an M.B.A. in Finance and International Business, both from Columbia University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary goals of the Company’s executive officer compensation program are to tie compensation to achievement of specified performance objectives, to attract and retain talented and dedicated executives, and to align the Company’s executive officers’ interests with those of its stockholders. The elements of this executive compensation program (some or all of which may be applicable to any particular executive) include the following: base salary, annual bonus, equity incentive compensation and other compensation. Each element is designed to achieve one or more of the Company’s goals regarding performance, alignment and retention. While the Compensation Committee sets and oversees compensation policy for all of the Company’s executive officers and directors, this discussion and analysis is limited to compensation granted to the Company’s named executive officers.

Performance

One goal of the Company’s executive compensation program is to reward individual performance and contributions toward Company performance. Stock options and restricted stock awards, the value of which are contingent upon the performance of the Company’s share price, and subject to vesting schedules that require continued service and the achievement of certain performance conditions, were designed to achieve this goal. Similarly, base compensation amounts and cash bonuses were designed to reward responsibilities, demonstrated leadership, and management experience and effectiveness.

Alignment

The Company seeks to align the interests of its named executive officers with those of its stockholders by evaluating executive performance on the basis of key operational measurements which the Company believes closely correlate to long-term stockholder value. The element of compensation that most directly aligns the interests of named executive officers with stockholders is equity incentive compensation, which links a significant portion of compensation to stockholder value because the total value of those awards is tied to stock price appreciation.

Retention

The Company has historically competed for executive talent in the technology and telecommunications industries. Accordingly, in 2009, as in prior years, the Company paid competitive salaries as well as a competitive total compensation package. In the future, the Company will continue to compete for executive talent with other small and mid-cap public companies generally, and specifically with those companies with a business focus similar to the Company’s business focus. To encourage retention of its named executive officers, the Company makes a substantial portion of their compensation dependent upon continued service. The Company’s equity incentive compensation awards require long-term continued service to receive any, or the maximum, payout.

Implementing the Company’s Objectives

The Compensation Committee determines compensation for named executive officers after reviewing the overall performance of the Company and evaluating executive performance during the year. The Compensation Committee evaluates executive performance based upon leadership, operational performance, responsibilities, and career with the Company. Specific factors affecting compensation decisions for the Company’s named executive officers include:

•	achievement of specific operational goals for the Company, including sustained progress in furtherance of its business; and

•

achievement of strategic objectives such as maintaining the value of the Company’s assets, including those related to taxes, litigation and spectrum; entering into key transactions; and achieving financial and other corporate goals.

Management’s Role

The Chief Executive Officer, in conjunction with the Director of Human Resources, coordinates the annual review of the compensation programs for all of the Company’s named executive officers, other than the Chief Executive Officer. This includes an evaluation of individual and Company performance, competitive practices and trends, and various compensation issues. Based on the outcomes of this review, the Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of each of the named executive officers, other than the Chief Executive Officer. Management also makes recommendations to the Compensation Committee regarding executive compensation design.

Compensation Committee

The Compensation Committee is responsible for the review, evaluation and approval of (i) programs to ensure that compensation plans and levels are reasonable, consistent with the Company’s stated compensation objectives and consistent with its business goals and objectives; and (ii) the compensation for the Company’s executive officers and directors. As part of its function, the Compensation Committee also conducts an annual review of the Chief Executive Officer and approves his annual compensation. In 2009, the members of the Compensation Committee were Mr. Thompson, who serves as chair, and Mr. Rowan. Mr. Thompson and Mr. Rowan remain on the Compensation Committee, and have, as of October 8, 2010, been joined on the committee by Messrs. Fox and Sloan.

Annual Review of Executive Compensation

The pay of each executive officer is not determined by formula, but by comparison to positions with similar responsibilities and impact on operations in the market generally and within our Company. The Compensation Committee evaluates each named executive officer’s total compensation, equity holdings and merit history, including management’s recommendations regarding the appropriate compensation for each named executive officer other than the Chief Executive Officer. In making its decisions on each named executive officer’s compensation, the Compensation Committee considers the nature and scope of all elements of the executive officer’s total compensation package, responsibilities, and his or her effectiveness in supporting the Company’s key strategic, operational and financial goals. The Compensation Committee also considers recommendations from the Chief Executive Officer regarding total compensation for those officers reporting directly to him. Consistent with this approach, in 2009, the Compensation Committee reviewed the information prepared by management, considered each executive’s contribution to the achievement of strategic goals and objectives, the executive’s overall compensation and other factors to determine the appropriate level and mix of incentive compensation.

Chief Executive Compensation

Consistent with the evaluation process described above, the Compensation Committee approved the following compensation package for Mr. Wolff, the Company’s president and chief executive officer, which took effect as of January 1, 2010: (i) base compensation of $500,000 annually, (ii) a discretionary annual bonus equal to 100% of his salary, (iii) a restricted stock grant of 2,000,000 shares of the Company’s Class A Common Stock, of which 25% vest upon resolution of the Boeing litigation in a manner satisfactory to the Board, with an additional 25% vesting upon procurement of financing or completion of a transaction that unlocks the value of the Company’s net operating losses, with the remaining 50% vesting in four equal annual installments, and (iv) options to purchase up to 2,000,000 shares of the Company’s Class A Common Stock. If the Company terminates the employment of Mr. Wolff without cause, or if Mr. Wolff leaves the Company for good reason, the

Company must: (a) pay an amount equal to two times the sum of his base salary then in effect plus 100% of his target bonus, (b) continue health benefits subject to certain conditions, and (c) vest all options and shares of restricted stock in which he would have vested through the second anniversary of the date of termination.

Employment Letters and Consulting Agreements for 2009 Named Executive Officers

The Company’s 2009 named executive officers, who perform services primarily for the Company’s direct and indirect subsidiaries, were compensated in the manner described in such officers’ employment letters or consulting agreements with DBSD’s subsidiary, DBSD Satellite Services G.P. (“DBSD Satellite”). Each such employment letter or consulting agreement provides for a base salary or base compensation, subject to adjustment from time to time. DBSD Satellite may terminate each executive’s employment or consulting relationship at any time. If Mr. Bagley’s employment is terminated without cause, DBSD Satellite must pay him 30 days’ salary (or may elect to give 30 days’ notice in the alternative) and one month of medical and dental benefits, plus a pro-rated bonus. From and after the effective date of the Plan of Reorganization for DBSD, Mr. Bagley will be entitled to six months of base salary if he is terminated without cause. If Mr. Day’s employment is terminated without cause, DBSD Satellite must pay him six month’s salary (or may elect to give six months notice in the alternative). If Mr. Zufall’s employment is terminated without cause, DBSD Satellite must pay him six month’s salary. For additional information about the employment agreements with Mr. Bagley, Mr. Day, and Mr. Zufall, see “Potential Payments Upon Termination or Change-in-Control” below.

Arrangements with New Executive Officers

Mr. Dozois’ appointment is on a month-to-month basis though a contractual arrangement with Zupancic Rathbone Law Group, Inc. In connection with his engagement, and consistent with the Chief Executive Officer’s equity grant authority, Mr. Dozois received a grant of options to acquire up to 30,000 shares of the Company’s Class A Common Stock. Mr. Leybold’s appointment is on an interim basis though a contractual arrangement with Tatum, LLC. Either of these appointments may be terminated by providing 30 days’ prior written notice.

Arrangements with Former Executive Officers

Effective February 5, 2009, Mr. Bryan resigned his position as Chief Executive Officer and became a consultant to the Company. Mr. Bryan’s consulting agreement subsequently expired in August 2010. Effective February 5, 2009, Mr. Corkery was named acting Chief Executive Officer and Executive Vice President, Chief Financial Officer by the Board of Directors, a position he held until December 31, 2009. Mr. Jorgens resigned his position as President effective June 30, 2009 and became a consultant to the Company. Mr. Jorgens’ consulting agreement expired on February 28, 2010. The impact of these resignations and terminations on the compensation paid to these individuals are described below in “Potential Payments Upon Termination or Change-in-Control.”

Equity Grant Practices

The Company’s equity grant process authorizes the Company’s Chief Executive Officer to grant options to newly hired employees and consultants, subject to certain limitations. Each such option must have an exercise price equal to the closing share price on the date of grant, which is to be made on the 15th of each month that is on or after the service provider’s service start date. The shares covered by the option are limited in number by executive position (up to 250,000 shares for an executive who is a senior vice president). In addition, the total number of shares covered by options granted by the Chief Executive Officer cannot exceed 2,000,000 shares unless further approval is obtained from the Board of Directors. For new hires not subject to the process described above, the Board of Directors (either by itself or through the Compensation Committee) continues to approve option grants, with an exercise price equal to the closing share price on the date of grant, which is to be made on the 15th of the month that is on or following the new hire’s or consultant’s start date.

Compensation Elements

The Company’s executive compensation program includes the following elements: base salary, annual bonus, equity incentive compensation and other compensation (which collectively represent an executive officer’s total direct compensation, as reported below). For 2009, the mix of the total direct compensation elements for each of the named executive officers is as follows:

Percent of Total Direct Compensation

Officer	Base Salary and Other Compensation	Annual Bonus and Non-Equity Incentive Compensation	Equity and Long-Term Incentive Awards
Mr. Bryan *	100.0%	0.0%	0.0%
Mr. Corkery *	100.0%	0.0%	0.0%
Mr. Wolff *	0.0%	0.0%	0.0%
Mr. Jorgens *	100.0%	0.0%	0.0%
Mr. Flynn *	81.4%	18.6%	0.0%
Mr. Bagley	81.5%	18.5%	0.0%
Mr. Day	81.4%	18.6%	0.0%
Mr. Zufall	81.5%	18.5%	0.0%

*	Effective February 5, 2009, Mr. Bryan resigned his position as Chief Executive Officer and became a consultant to the Company. Effective February 5, 2009, Mr. Corkery was named acting Chief Executive Officer and Executive Vice President, Chief Financial Officer by the Board of Directors, a position he held until December 31, 2009. Mr. Wolff became our interim Chief Executive Officer on December 31, 2009, and on February 17, 2010, was named our Chief Executive Officer effective as of January 1, 2010. Mr. Jorgens resigned his position as President effective June 30, 2009 and became a consultant to the Company. Mr. Jorgens’ consulting agreement expired on February 28, 2010. Effective May 21, 2010, Mr. Flynn resigned his position as Executive Vice President, General Counsel and Corporate Secretary. For additional information, see “Potential Payments Upon Termination or Change-In-Control, Employment Letters and Agreements” below.

Base Compensation

Base compensation for the Company’s named executive officers are established based on the scope of their responsibilities, taking into account the Compensation Committee’s judgment in its determination of competitive salaries paid by other companies for similar positions. There were no increases in base pay for any of our named executive officers during 2009.

Annual Bonus Structure

The employment agreement for Mr. Wolff provides that he is eligible for a discretionary annual bonus equal to 100% of his salary. The employment arrangements for Messrs. Bagley, Day, and Zufall provide that they are eligible for a discretionary annual bonus based on 30% of each executive’s base salary. In addition to these bonus awards described in executive employment agreements, the Compensation Committee has the authority to award discretionary annual bonuses and to set the terms and conditions of those bonuses.

Equity Incentive Compensation

The Company’s equity incentive compensation program consists of stock options and restricted stock awards. The Company grants equity awards as long-term incentive compensation for its named executive officers. Equity awards allow the executive to acquire and maintain stock ownership in the Company and encourage the executive to remain employed by the Company or its direct or indirect subsidiaries to satisfy the vesting conditions. The equity awards are granted under the 2000 Stock Incentive Plan as Amended and Restated Effective June 15, 2007 (“Plan”). The Plan permits the grant of options and stock awards. The Company records stock-based compensation expense on stock options and restricted stock awards issued to its named executive officers in accordance with Accounting Standards Codification (“ASC”) 718 Stock Compensation (formerly Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (“ASC 718”).

Other Compensation

Each executive officer who is an employee is eligible to participate in the health, medical and other benefits made available by the Company or its direct or indirect subsidiaries. The employer pays the monthly premiums for health, dental, vision insurance, long term disability and life insurance for all employees. Additionally, for the period from January 1, 2009 to March 31, 2009, the employer made a non-elective employer contribution to employee 401(k) accounts equal to 12% of the employee’s base salary, subject to Internal Revenue Service limitations. Effective April 1, 2009, the non-elective employer contribution to an employee’s 401(k) account was reduced to 3%. In January 2010, the non-elective employer contribution to an employee’s 401(k) account was increased to 8%.

2009 Compensation

2009 Bonus Awards

On April 6, 2010, the Compensation Committee awarded cash bonuses to the Company’s named executive officers based upon the Company’s 2009 performance and the individual executive officer’s performance for 2009. The bonuses were awarded at 80% of target, which is 30% of each named executive’s current annual base salary. In April 2010, Messrs. Flynn, Bagley, Day and Zufall received bonuses of $94,380, $69,290, $65,805, and $62,726 respectively. Under its cost-sharing arrangement with DBSD, the Company is responsible for $23,595, $10,394, $9,871, and $3,136 respectively, of these amounts.

Other 2009 Compensation

In 2009, the Company paid the premium related to Mr. Jorgen’s individual disability insurance for the period from January 1, 2009 to July 31, 2009. Additionally, in 2009, Mr. Bagley received $1,522 for travel stipends and Messrs. Bryan, Jorgens and Corkery received $33,726, $58,004, and $18,049, respectively, related to vacation payout upon their separations from the Company.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, at its meeting on October 6, 2010, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE as of October 6, 2010

Mr. H. Brian Thompson, Chairman
Mr. Barry L. Rowan

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer, Chief Financial Officer and its four other most highly compensated executive officers (“named executive officers”).

Summary Compensation Table for Fiscal Year 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
J. Timothy Bryan,	2009	74,718	—	—	—	491,376	(5)	566,094	(17)
Chief Executive Officer *	2008	593,450	—	—	166,000	51,002	(6)	810,452
	2007	568,333	—	267,600	480,000	27,000		1,342,933

Michael P. Corkery,	2009	327,438	—	—	—	35,240	(7)	362,678	(17)
Acting Chief Executive Officer, and Executive Vice President, Chief Financial Officer *	2008	327,031	—	—	83,000	28,412	(8)	438,443
	2007	39,394	—	75,800	663,000	3,250		781,444

Benjamin G. Wolff,	2009	—	—	—	—	—		—
Interim Chief Executive Officer *	2008	—	—	—	—	—		—
	2007	—	—	—	—	—		—

Craig Jorgens,	2009	296,400	—	—	—	478,982	(9)	775,382	(17)
President *	2008	592,800	—	—	—	43,224	(10)	636,024
	2007	589,000	—	178,400	240,000	36,832	(10)	1,044,232

John L. Flynn,	2009	393,250	94,380	—	—	20,646	(11)	508,276	(17)
Executive Vice President, General Counsel and Corporate Secretary *	2008	387,291	—	54,000	83,000	28,412	(12)	552,703
	2007	352,083	—	223,000	144,000	27,000		746,083

David Bagley,	2009	288,708	69,290	—	—	16,679	(13)	374,677	(17)
Senior Vice President, Corporate Development	2008	286,636	86,613	—	83,000	28,892	(14)	485,141
	2007	274,505	90,000	156,100	240,000	27,000		787,605

Robert S. Day, Jr.	2009	274,186	65,805	—	—	14,395	(15)	354,386	(17)
Senior Vice President, Space Systems	2008	270,032	82,256	54,000	83,000	28,892	(16)	518,180
	2007	245,483	112,167	223,000	480,000	27,000		1,087,650

David Zufall,	2009	261,360	62,726	—	—	15,346	(18)	339,432	(17)
Senior Vice President, Network Systems	2008	257,400	78,408	—	83,000	29,312	(19)	448,120
	2007	234,000	90,000	278,750	300,000	27,000		929,750

*	Effective February 5, 2009, Mr. Bryan resigned his position as Chief Executive Officer and became a consultant to the Company. Effective February 5, 2009, Mr. Corkery was named acting Chief Executive Officer and Executive Vice President, Chief Financial Officer by the Board of Directors, a position he held until December 31, 2009. Mr. Wolff became our interim Chief Executive Officer on December 31, 2009, and on February 17, 2010, was named our Chief Executive Officer effective as of January 1, 2010. Mr. Wolff was not separately compensated for his service in 2009. Mr. Jorgens resigned his position as President effective June 30, 2009 and became a consultant to the Company. Mr. Jorgens’ consulting agreement expired on February 28, 2010. Effective May 21, 2010, Mr. Flynn resigned his position as Executive Vice President, General Counsel and Corporate Secretary.
(1)	Amounts reported in the Bonus column reflect discretionary cash bonuses as described in more detail in the section entitled “Compensation Discussion and Analysis, Compensation Elements, Annual Bonus” above.
(2)

Amounts represent the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not reflect the actual value that may or will be realized by the named executive officers. See

Note 10 of Notes to Financial Statements set forth in the Company’s Form 10-K for fiscal year 2009, filed with the SEC on March 16, 2010, for the assumptions used in determining such amounts.
(3)	Amounts represent the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not reflect the actual value that may or will be realized by the named executive officers. See Note 10 of Notes to Financial Statements set forth in the Company’s Form 10-K for fiscal year 2009, filed with the SEC on March 16, 2010, for the assumptions used in determining such amounts. The aggregate grant date fair value of Mr. Wolff’s option awards in 2008 and 2007 represent options granted to Mr. Wolff as compensation for services provided to the Company as a director.
(4)	Amounts include the maximum Company contribution in 2008 and 2007 of $27,600, and $27,000, respectively, to each of the named executive officer’s 401(k) account, as described in more detail in the section entitled “Compensation Discussion and Analysis” above. Mr. Corkery’s contribution in 2007 was pro-rated based on his hire date of November 19, 2007.
(5)	Amount includes $8,966 for the 2009 employer contribution to Mr. Bryan’s 401(k) account, $33,726 representing his accrued but unused vacation time through the date of his separation, and $448,684 for payment of consulting fees.
(6)	In addition to the 2008 employer contribution to Mr. Bryan’s 401(k) account, amount also includes a tax gross up related to Mr. Bryan’s relocation expenses in the amount of $19,590 and $3,812 for travel stipends.
(7)	Amount includes $17,191 for the 2009 employer contribution to Mr. Corkery’s 401(k) account, and $18,049 representing his accrued but unused vacation time through the date of his separation.
(8)	In addition to the 2008 employer contribution to Mr. Corkery’s 401(k) account, amount also includes $812 for travel stipends.
(9)	Amount includes $22,230 for the 2009 employer contribution to Mr. Jorgens’ 401(k) account, $58,004 representing his accrued but unused vacation time through the date of his separation, $3,688 related to premiums paid by the Company in 2009 related to Mr. Jorgens’ individual disability insurance and $395,060 for payment of consulting fees.
(10)	In addition to the 2008 and 2007 employer contributions to Mr. Jorgens’ 401(k) account, amount includes Company paid premiums related to Mr. Jorgens’ supplemental life insurance and individual disability insurance of $1,510 and $6,322, respectively. Also includes $2,000 paid towards Mr. Jorgen’s tax return preparation fees. The 2008 amount also includes $5,792 for travel stipends.
(11)	Amount represents 2009 employer contribution to Mr. Flynn’s 401(k) account.
(12)	In addition to the 2008 employer contribution to Mr. Flynn’s 401(k) account, amount also includes $812 for travel stipends.
(13)	Amount includes $15,157 for the 2009 employer contribution to Mr. Bagley’s 401(k) account and $1,522 for travel stipends.
(14)	In addition to the 2008 employer contribution to Mr. Bagley’s 401(k) account, amount also includes $1,292 for travel stipends.
(15)	Amount represents 2009 employer contribution to Mr. Day’s 401(k) account.
(16)	In addition to the 2008 employer contribution to Mr. Day’s 401(k) account, amount also includes $1,292 for travel stipends.
(17)	Amounts include DBSD’s proportionate share of total compensation of $82,187, $181,339, $266,225, $381,207, $317,182, $301,228 and $320,917 for Mr. Bryan, Mr. Corkery, Mr. Jorgens, Mr. Flynn, Mr. Bagley, Mr. Day, and Mr. Zufall, respectively.
(18)	Amount includes $13,721 for the 2009 employer contribution to Mr. Zufall’s 401(k) account and $1,624 for travel stipends.
(19)	In addition to the 2008 employer contribution to Mr. Zufall’s 401(k) account, amount also includes $2,312 for travel stipends.

Grants of Plan-Based Awards

During the fiscal year ended 2009, the Company did not grant any plan-based awards to any named executive officer.

Outstanding Equity Awards

The following table shows certain information regarding outstanding equity awards at December 31, 2009 for the named executive officers.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Mr. Bryan *	2,000,000	—	(1)	—	4.25	11/14/2015	—		—		—	—
	150,000	50,000	(1)	—	5.90	10/3/2016	—		—		—	—
	100,000	100,000	(1)	—	4.46	10/22/2017	18,750	(1)(2)	20,250	(4)	—	—
	50,000	150,000	(1)	—	1.08	12/2/2018	—		—		—	—
Mr. Corkery *	162,500	—		—	3.79	11/19/2017	—		—		—	—
	25,000	—		—	1.08	12/2/2018	—		—		—	—
Mr. Wolff *	30,000	—		—	4.25	11/14/2015	—		—		—	—
	22,500	7,500		—	5.85	10/1/2016	—		—		—	—
	15,000	15,000		—	3.50	10/1/2017	—		—		—	—
	7,500	22,500		—	1.01	10/1/2018	—		—		—	—
Mr. Jorgens *	50,000	—	(3)	—	10.92	11/27/2011	—		—		—	—
	500,000	—	(3)	—	4.25	11/14/2015	—		—		—	—
	102,750	34,250	(3)	—	5.90	10/3/2016	—		—		—	—
	50,000	50,000	(3)	—	4.46	10/22/2017	11,000	(2)	11,880	(4)	—	—
	25,000	75,000	(3)	—	1.08	12/2/2018	—		—		—	—
Mr. Flynn	262,500	87,500		—	5.88	5/8/2016	—		—		—	—
	39,375	13,125		—	5.90	10/3/2016	—		—		—	—
	30,000	30,000		—	4.46	10/22/2017	15,625	(2)	16,875	(4)	—	—
	25,000	75,000		—	1.08	12/2/2018	—		—		—	—
Mr. Bagley	250,000	—		—	4.25	11/14/2015	—		—		—	—
	31,875	10,625		—	5.90	10/3/2016	—		—		—	—
	50,000	50,000		—	4.46	10/22/2017	9,625	(2)	10,395	(4)	—	—
	25,000	75,000		—	1.08	12/2/2018	—		—		—	—
Mr. Day	80,465	—		—	10.91	12/5/2010	—		—		—	—
	29,792	—		—	10.91	12/5/2010	—		—		—	—
	275,000	—		—	4.25	11/14/2015	—		—		—	—
	56,250	18,750		—	5.90	10/3/2016	—		—		—	—
	100,000	100,000		—	4.46	10/22/2017	12,500	(2)	13,500	(4)	—	—
	25,000	75,000		—	1.08	12/2/2018	—				—	—
Mr. Zufall	250,000	—		—	4.75	2/6/2016	—		—		—	—
	70,000	—		—	5.90	10/3/2016	—		—		—	—
	62,500	62,500		—	4.46	10/22/2017	15,625	(2)	16,875	(4)	—	—
	25,000	75,000		—	1.08	12/2/2018	—		—		—	—

*

Effective February 5, 2009, Mr. Bryan resigned his position as Chief Executive Officer and became a consultant to the Company. Effective February 5, 2009, Mr. Corkery was named acting Chief Executive Officer and

Executive Vice President, Chief Financial Officer by the Board of Directors, a position he held until December 31, 2009. Mr. Wolff became our interim Chief Executive Officer on December 31, 2009, and on February 17, 2010, was named our Chief Executive Officer effective as of January 1, 2010. Mr. Jorgens resigned his position as President effective June 30, 2009 and became a consultant to the Company. Mr. Jorgens’ consulting agreement expired on February 28, 2010. Effective May 21, 2010, Mr. Flynn resigned his position as Executive Vice President, General Counsel and Corporate Secretary.

(1)	Pursuant to the terms of Mr. Bryan’s consulting agreement, Mr. Bryan continued to vest in his stock options and restricted stock awards granted in connection with his service as an employee as long as he remained a service provider under the consulting agreement. Mr. Bryan’s consulting agreement terminated on August 15, 2010. The Compensation Committee approved an extension of the exercise period to permit Mr. Bryan to exercise any of his vested stock options during the 12-month period following the expiration of his consulting agreement.
(2)	Restricted stock awards contain performance and service conditions to encourage the attainment of key performance targets and retention of employees. The portion of restricted stock awards allocated to a particular performance condition vest 50% when that performance condition is achieved. After the performance condition is achieved, 25% of shares allocated to that performance condition vest one year after the performance condition is achieved and the remaining 25% of shares allocated to that condition vest two years after the performance condition is achieved. The percentages allocated to each performance condition for our named executive officers range from 0-70%.
(3)	Pursuant to the terms of Mr. Jorgens’ consulting agreement, Mr. Jorgens continued to vest in his stock options and restricted stock awards granted in connection with his service as an employee as long as he remained a service provider under the consulting agreement. Mr. Jorgens’ consulting agreement terminated on February 28, 2010. The Compensation Committee approved an extension of the exercise period to permit Mr. Jorgens to exercise any of his vested stock options during the 12-month period following the expiration of his consulting agreement.
(4)	The market value of stock was computed by multiplying the number of shares by our closing stock price on December 31, 2009, $1.08 per share.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2009, certain information regarding option exercises and stock vested during 2009 with respect to the named executive officers:

Option Exercises And Stock Vested In Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting(1)($)
Mr. Bryan *	—	—	18,750	18,788
Mr. Corkery *	—	—	6,250	6,263
Mr. Wolff *	—	—	—	—
Mr. Jorgens *	—	—	11,000	11,055
Mr. Flynn *	—	—	65,625	45,156
Mr. Bagley	—	—	9,625	9,293
Mr. Day	—	—	62,500	39,713
Mr. Zufall	—	—	15,625	16,213

*

Effective February 5, 2009, Mr. Bryan resigned his position as Chief Executive Officer and became a consultant to the Company. Effective February 5, 2009, Mr. Corkery was named acting Chief Executive Officer and Executive Vice President, Chief Financial Officer by the Board of Directors, a position he held until December 31, 2009. Mr. Wolff became our interim Chief Executive Officer on December 31, 2009, and on February 17, 2010, was named our Chief Executive Officer effective as of January 1, 2010. Mr. Jorgens resigned his position as President effective June 30, 2009 and became a consultant to the Company. Mr. Jorgens’ consulting agreement expired on February 28, 2010. Effective May 21, 2010, Mr. Flynn resigned his position as Executive Vice President, General Counsel and Corporate Secretary.

(1)	Amounts have been computed by multiplying the number of shares by the market value of the underlying shares on the vesting date.

Pension Benefits

During the fiscal year ended December 31, 2009, the Company did not provide pension benefits for any named executive officer.

Non-Qualified Deferred Compensation

During the fiscal year ended December 31, 2009, the Company did not provide non-qualified deferred compensation benefits for any named executive officer.

Potential Payments Upon Termination or Change-In-Control

The following summaries set forth potential payments payable to our named executive officers upon termination of their engagement or a change-in-control of the Company under their employment letter agreements, consulting agreements and our Plan. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time.

Employment Letters and Agreements

Benjamin G. Wolff. The Company has entered into an employment agreement with Benjamin G. Wolff. Under the agreement, Mr. Wolff’s employment is at-will, and he is subject to termination with or without cause. However, if the Company terminates Mr. Wolff without Cause or if he resigns for Good Reason (as those terms are defined in his employment agreement), and upon execution of a release of claims, he is entitled to: (i) payment of an amount equal to two times the sum of his base salary then in effect plus 100% of his target bonus, (ii) continuation of health benefits subject to certain conditions, and (iii) vesting of all options and shares of restricted stock in which he would have vested had he remained actively employed through the second anniversary of the date of termination. The total cost of such termination payments would be in excess of $2,000,000. If Mr. Wolff resigns or is terminated for Cause, he is only be entitled to a lump sum payment of accrued base salary through the date of termination, the value of accrued but unused vacation time, and reimbursement of reasonable business expenses.

David Bagley. DBSD Satellite has entered into an executive employment agreement with David Bagley. Either DBSD Satellite or Mr. Bagley may terminate the agreement for any reason with 30 days’ written notice or, in lieu of notice, DBSD Satellite may pay Mr. Bagley one month’s base salary, one month of medical and dental benefits, plus a pro-rated bonus. DBSD Satellite may also terminate his employment for Cause (as that term is defined in his employment agreement) without notice, in which case Mr. Bagley will not be entitled to any further compensation, including unpaid bonuses or benefits, other than his accrued salary, accrued but unused vacation time and reimbursement of expenses. Following the effective date of the Plan of Reorganization for DBSD, Mr. Bagley will be entitled to six months of base salary if he is terminated without cause. The total cost of such termination payments would be in excess of $150,000. In the event of Mr. Bagley’s death, the amount payable under his life insurance policy would be $483,000.

Robert S. Day, Jr. DBSD Satellite has entered into an executive employment agreement with Robert S. Day, Jr., for an indefinite term. While Mr. Day’s employment is at-will, he and DBSD Satellite are each required to provide at least six months’ notice prior to termination, other than in the case of termination for Cause (as that term is defined in his employment agreement). DBSD Satellite, however, has the right to pay him his salary in lieu of notice, and Mr. Day may also elect to take a payment rather than continuing his employment during the six-month notice period. The total cost of such termination payments would be in excess of $150,000. In the event of Mr. Day’s death, the amount payable under his life insurance policy would be $392,000.

David Zufall. DBSD Satellite has entered into an executive employment agreement with David Zufall for an indefinite term. While Mr. Zufall’s employment is at-will, Mr. Zufall will be entitled to six months of base salary if he is terminated without Cause (as that term is defined in his employment agreement). In the event of Mr. Zufall’s death, the amount payable under his life insurance policy would be $500,000.

J. Timothy Bryan. DBSD Satellite entered into an employment agreement with J. Timothy Bryan pursuant to which Mr. Bryan’s employment was at-will. On February 5, 2009, DBSD Satellite and Mr. Bryan entered into a Separation Agreement (“Bryan Separation Agreement”). Pursuant to the Bryan Separation Agreement, Mr. Bryan resigned as a Director and as the Company’s Chief Executive Officer effective February 5, 2009, and was engaged thereafter to serve as a consultant. Pursuant to the Bryan Separation Agreement, Mr. Bryan no longer participates in the Company’s benefit plans, but his outstanding stock options and restricted stock awards continued vesting in accordance with the original vesting schedules through August 15, 2010, which is the date on which his consulting agreement expired. Mr. Bryan has 12 months from such expiration date to exercise any vested options.

Craig Jorgens. DBSD Satellite entered into an employment agreement with Craig Jorgens pursuant to which Mr. Jorgen’s employment was at-will. On June 30, 2009, DBSD Satellite and Mr. Jorgens entered into a Separation Agreement (“Jorgens Separation Agreement”). Pursuant to the Jorgens Separation Agreement, Mr. Jorgens resigned as the Company’s President effective June 30, 2009, and was engaged thereafter to serve as a consultant. Pursuant to the Jorgens Separation Agreement, Mr. Jorgens no longer participates in benefit plans, but his outstanding stock options and restricted stock awards continued vesting in accordance with the original vesting schedules through February 28, 2010, which is the date on which his consulting agreement expired. Mr. Jorgens has 12 months from such expiration date to exercise any vested options.

John L. Flynn. DBSD Satellite entered into an employment agreement with John Flynn pursuant to which Mr. Flynn’s employment was at will. Effective May 21, 2010, Mr. Flynn resigned from employment and from his position as Executive Vice President, General Counsel and Corporate Secretary of the Company. As a result, Mr. Flynn received a lump sum payment of accrued base salary through the date of resignation, the value of accrued but unused vacation time, and reimbursement of reasonable business expenses.

2000 Stock Incentive Plan, as Amended and Restated effective June 15, 2007

Under the terms of the Plan, in the event of a Corporate Transaction (as defined in the Plan), the awards granted pursuant to the Plan will either automatically vest, or, depending on the type of Corporate Transaction, may be replaced with essentially equivalent awards from the surviving entity in the Corporate Transaction.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash(1)		Option Awards (2)(3)(4)	Total
Craig O. McCaw †	—		$21,000	$21,000
Samuel L. Ginn	$30,000		$21,000	$51,000
Nicolas Kauser	—		$21,000	$21,000
Barry L. Rowan	$30,000		$21,000	$51,000
H. Brian Thompson	$30,000		$21,000	$51,000
David Wasserman	$30,000	(5)	$21,000	$51,000
Benjamin G. Wolff *†	—		—	—

*	Mr. Wolff became a director effective December 7, 2009. For additional information on Mr. Wolff’s compensation, see “Summary Compensation Table” above.
†	Although Messrs. McCaw and Wolff do not receive director fees, the Company has an agreement with Eagle River, Inc. to provide advisory services to the Company. This agreement requires (i) payment of an annual fee of $500,000 in quarterly installments in stock or cash, at the Company’s option, and (ii) reimbursement of out-of-pocket expenses. The Company has elected to make all payments in Class A common stock and total payments for the year ended December 31, 2009 were 1,008,816 shares of Class A common stock.
(1)	Amounts represent annual service cash payments in the amount of $30,000 for a full year of service on the Board of Directors in accordance with the Company’s Board Compensation Policy for directors who have been determined to be independent under Nasdaq Marketplace Rule 4200(a)(15). All service cash payments were paid in quarterly installments in arrears.
(2)	Amounts represent the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not reflect the actual value that may be realized by the individuals. See Note 10 of Notes to Financial Statements set forth in the Company’s Form 10-K for fiscal year 2009, filed with the SEC on March 16, 2010, for the assumptions used in determining such amounts.
(3)	Each of the directors named above (excluding Mr. Wolff) was granted a non-qualified stock option on October 1, 2009 to purchase 30,000 shares of Class A common stock with an exercise price of $0.79 per share (which is equal to the closing market price of the Company’s common stock on the date of grant) under the Plan. Each option has a term of 10 years and vests over four years from the date of grant, with 25% vesting in equal increments at the end of each annual period thereafter. The grant date fair value of each October 1, 2009 option grant, determined in accordance with ASC 718, was $21,000.
(4)	The following table sets forth the aggregate number of option awards held by each director as of December 31, 2009:

Name	Aggregate Number of Option Awards
Craig O. McCaw	270,000
Samuel L. Ginn	370,000
Nicolas Kauser	130,000
Barry L. Rowan	345,000
H. Brian Thompson	290,000
David Wasserman	270,000	(6)
Benjamin G. Wolff	120,000

(5)	Represents fees paid to Clayton, Dubilier & Rice, LLC as assignee of compensation to Mr. Wasserman.
(6)	Represents 270,000 options granted to Clayton, Dubilier & Rice, LLC as assignee of compensation to Mr. Wasserman. Mr. Wasserman disclaims beneficial ownership of the options to purchase shares held by Clayton, Dubilier & Rice, LLC.

Director Equity Compensation

Pursuant to the Company’s Board Compensation Policy in effect at December 31, 2009, members of the Board of Directors who are not employees receive an initial service option grant to purchase 100,000 shares of Class A common stock at the current fair market value at the time they are elected to the Board of Directors. The initial service options will become 25% vested following each full year of service as a Board member, beginning with the date the options are granted, with the effect that the initial service options become fully vested following four years of service. On October 1 of each year, each non-employee director is automatically granted an annual service option grant to purchase an additional 30,000 shares of Class A common stock at the current fair market value on the date of grant. The annual service option grants will become 25% vested following each year of service on the Board of Directors, beginning as of the date of grant and continuing through the following September 30, with the effect that the annual service options become fully vested and exercisable after four years of service on the Board.

Additionally, non-employee members of the Board of Directors who serve on the Audit Committee of the Board of Directors receive options to purchase 50,000 shares of Class A common stock at the current fair market value price, granted on the date of appointment to such committee. The member of the Audit Committee who serves as chair receives a grant to purchase an additional 50,000 shares of Class A common stock on the date appointed as chair of the Audit Committee. All committee option grants become 25% vested following each year of service on the committee, following the date of appointment, with the effect that the committee service option grants become fully vested after four years of service on the committee, or as chair of the Audit Committee, as applicable.

Currently, non-employee members of the Board of Directors who serve on the Compensation Committee of the Board of Directors receive options to purchase 25,000 shares of Class A common stock at the current fair market value price, granted on the date of appointment to such committee. The member of the Compensation Committee who serves as chair receives a grant to purchase an additional 25,000 shares of Class A common stock on the date appointed as chair of the Compensation Committee. Compensation Committee option grants become 25% vested following each year of service on the committee, following the date of appointment, with the effect that the committee service option grants become fully vested after four years of service on the committee, or as chair of the Compensation Committee, as applicable.

Generally, all stock options granted under our Plan have a term of 10 years. Pursuant to the terms of the Plan, stock options will accelerate following a change-in-control, for some transactions, only if they are not assumed or substituted by the successor company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions Policy and Procedures

Our Audit Committee is given the responsibility to review and approve all related party transactions as outlined in its charter and as described under rules and regulations promulgated by the SEC. We do not currently have a written policy regarding the approval of all related party transactions. All proposed related party transactions, however, are subject to approval by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers.

Certain Related-Person Transactions

ERSH, Eagle River Investments, Eagle River, Inc. and ERP.

ERSH is the Company’s controlling stockholder that held an economic interest of approximately 31.9% and a voting interest of approximately 67.4% as of December 31, 2009. In addition, ERSH holds warrants exercisable through December 12, 2012 to purchase an aggregate of three million shares of our Class A common stock at an exercise price of $0.01 per share.

The Company has an agreement with Eagle River, Inc. to provide advisory services to the Company. This agreement requires (i) payment of an annual fee of $500,000 in quarterly installments in stock or cash, at the Company’s option, and (ii) reimbursement of out-of-pocket expenses. The Company has elected to make all payments in Class A common stock and total payments for the year ended December 31, 2009 were 1,008,816 shares of Class A common stock.

Benjamin G. Wolff, the Company’s Chairman and Chief Executive Officer, is the President of ERSH, Eagle River Investments, Eagle River, Inc. and ERP, and is compensated by both Eagle River Investments and the Company.

Davis Wright Tremaine

Mr. Wolff is the spouse of a partner at the law firm DWT, which provides the Company with ongoing legal services. Total of payments made to DWT for the year ended December 31, 2009 was $359,000.

Indemnification Agreements

The Company has entered into indemnity agreements with its executive officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Under an indemnification agreement between the Company and Eagle River Investments, LLC, we are required to indemnify, defend, and hold harmless Eagle River Investments, its affiliates, and their respective members, directors, officers, agents, employees and controlling persons against claims, liabilities, losses, damages and fees and expenses incurred resulting from, or in connection with, the fact that such entity or person is or was a shareholder, director, officer, or employee of the Company or any of its subsidiaries, or based on an alleged breach of his or her fiduciary duty as a director or officer of the Company or any of its subsidiaries. The indemnification obligation is subject to certain exceptions, including losses and damages incurred through certain violations of the U.S. securities laws and damages caused by acts that a court determines to be a breach of fiduciary duties, gross negligence, or willful misconduct. We agreed to advance reasonable costs and expenses incurred for defending any claim upon receipt of an undertaking to repay the advanced amounts if it is ultimately determined the indemnitee was not entitled to indemnification under the agreement.

Under an indemnification agreement with Cascade Investment, we are similarly required to indemnify Cascade Investment, its affiliates (including Mente), and their respective members, directors, officers, agents, employees and controlling persons.

We are also a party to an indemnification agreement with CDR-Satco, Clayton, Dubilier & Rice, LLC. (“CD&R”) and The Clayton, Dubilier & Rice Fund VI Limited Partnership, which obligates us to indemnify, defend, and hold harmless each of those entities and their respective directors, officers, partners, members, employees, agents and controlling persons under the same general terms as the indemnification agreement with Eagle River Investments, LLC, other than the addition of an obligation to indemnify for any claims arising out of or based upon the provision by CD&R of any consulting services (except to the extent a court finds that any of the indemnitees acted with gross negligence or intentional misconduct).

OTHER MATTERS

When are stockholder proposals due for next year’s Annual Meeting?

It is anticipated that next year’s annual meeting will be held in June 2011. To be included in next year’s proxy materials, your proposal must be submitted in writing within a reasonable time after receiving notice of the date of next year’s annual meeting from the Company, to ICO’s Corporate Secretary at 2300 Carillon Point, Kirkland, Washington 98033.

A stockholder proposal or nomination for director that will not be included in next year’s proxy materials pursuant to Rule 14a-8 under the Securities and Exchange Act, but that a stockholder intends to present in person at next year’s Annual Meeting, must comply with the notice, information and consent provisions contained in the Company’s Bylaws. The Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, which must be delivered to or mailed and received by the Company’s Corporate Secretary at the Company’s principal executive offices no later than the close of business on the 7th day following the earlier of the date on which notice of the date of the meeting was mailed or a public announcement of the meeting date was made. The Company’s Bylaws contain additional requirements to properly submit a proposal or nominate a director. If you do not submit your proposal or nomination within a reasonable period of time prior to the mailing of the Company’s proxy statement for the next annual meeting, management will have discretionary voting authority at the 2011 annual meeting with respect to any such proposal or nomination without discussion of the matter in the Company’s proxy statement. If you plan to submit a proposal or nominate a director, please review the Company’s Bylaws carefully. You may obtain a copy of the Company’s Bylaws by mailing a written request to the Corporate Secretary of ICO at 2300 Carillon Point, Kirkland, Washington 98033 or by visiting the Company’s website at www.ico.com.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Timothy M. Dozois Timothy M. Dozois
Corporate Secretary

October 29, 2010

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, ICO Global Communications (Holdings) Limited, 2300 Carillon Point, Kirkland, Washington 98033.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the December 13, 2010 stockholder meeting date.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED	INTERNET http://www.proxyvoting.com/icog Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment
82778	82777

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR”	Please mark your votes as	☒
THE ELECTION OF DIRECTORS AND “FOR” ITEM 2.	indicated in this example

1.	ELECTION OF DIRECTORS Nominees:		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
01 02 03 04 05	Richard P. Emerson Richard P. Fox Nicolas Kauser Craig O. McCaw Barry L. Rowan	06 R. Gerard Salemme 07 Stuart M. Sloan 08 H. Brian Thompson 09 Benjamin G. Wolff	☐	☐	☐	2.

Vote to ratify the Selection by the Audit Committee of the Independent Registered Public Accounting Firm of Deloitte & Touche LLP as Independent Auditor of the Company for its fiscal year ending December 31, 2010.

								☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

							Will Attend Meeting	☐	YES

									Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your ICO Global Communications (Holdings) Limited account online. Access your ICO Global Communications (Holdings) Limited account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for ICO Global Communications (Holdings) Limited, now makes it easy and convenient to get current information on your shareholder account.
• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.proxyvoting.com/icog

▼ FOLD AND DETACH HERE ▼

PROXY

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

Annual Meeting of Stockholders – December 13, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Benjamin G. Wolff and Timothy M. Dozois, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ICO Global Communications (Holdings) Limited Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held December 13, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
	(Continued and to be marked, dated and signed, on the other side)

		Fulfillment
	82778	82777